Exhibit 10(e)

EXECUTION VERSION

LETTER OF CREDIT ISSUANCE
AND REIMBURSEMENT AGREEMENT

between

PPL ENERGY SUPPLY, LLC
and
CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY

dated as of
July 27, 2012

THIS LETTER OF CREDIT ISSUANCE AND REIMBURSEMENT AGREEMENT dated as of July 27, 2012, by and between PPL ENERGY SUPPLY, LLC, a Delaware limited liability company (the “Company”), and Canadian Imperial Bank of Commerce, New York Agency (“CIBC”).

ARTICLE I

SCOPE OF AGREEMENT

The Company has requested CIBC to issue one or more standby letters of credit in an Aggregate Stated Amount not to exceed the Maximum Stated Amount, for the account of the Company to support the Company’s obligation to post collateral in support of its energy hedging activities.  CIBC may (but shall not be obligated to) issue from time to time letters of credit for such purpose, and the Company and CIBC agree that the issuance of such letters of credit, and the obligations of the Company to CIBC with respect thereto, shall be governed by the terms and conditions of this Agreement.

ARTICLE II

DEFINITIONS; INTERPRETATION

Section 2.1                      Defined Terms.  For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings assigned to them in this Article II or in the section or recital referred to:

“Affiliate” means, with respect to any Person, any other Person who is directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of stock or its equivalent, by contract or otherwise.

“Aggregate Stated Amount” means, as of any date, the aggregate Stated Amount of all Letters of Credit issued hereunder that remain outstanding as of such date.

“Agreement” shall mean this Letter of Credit Issuance and Reimbursement Agreement, together with all amendments, waivers and modifications, and with all Letter of Credit Requests submitted by the Company.

“Applicable Lending Office” means CIBC’s office located at its address set forth in Section 9.1 or such other office as CIBC may hereafter designate by notice to the Company.

“Applicable Rate” means, as of any day, a rate per annum equal to the sum of (a) the higher of (i) the Prime Rate for such day, and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day, plus (b) 2.00%.

“Availability Termination Date” means the earlier of (i) the date that is the first anniversary of the Closing Date, (ii) the date that the commitment of CIBC under the Existing Credit Agreement terminates or is reduced to zero, (iii) the date that shall have been advised as such date to the Company in writing by CIBC, being a date not less than sixty (60) days after an effective amendment or waiver of any provision of the Existing Credit Agreement, and (iv) the date referred in Section 8.1.

“Available Amount” means, as of any date, the sum of the Maximum Stated Amount minus the Aggregate Stated Amount as of such date.

“Bankruptcy Code” means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.

“Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are not authorized or required to be closed in New York, New York and Toronto, Canada.

“Cash Collateralize” means the provision of funds to CIBC by the Company by way of a deposit account at CIBC, or a blocked account arrangement for the sole benefit of CIBC, or such other arrangements as shall be acceptable to CIBC in its sole discretion.

“Change of Control” has the meaning set forth in the Existing Credit Agreement.

“CIBC” has the meaning set forth in the preamble.

“Closing Date” means the date that all the conditions in Section 5.1 shall have been satisfied, or waived by CIBC.

“Code” or “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Company” shall have the meaning assigned to it in the preamble hereof.

“Consolidated Subsidiaries” has the meaning set forth in the Existing Credit Agreement.

“Credit Obligation” shall mean any and all obligations (including, without limitation, Reimbursement Obligations) of the Company to CIBC arising under or related to this Agreement, including, but not limited to, all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed, levied, collected, withheld or assessed by any governmental authority on CIBC.

“Debt” has the meaning set forth in the Existing Credit Agreement.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” “$” and “USD” shall mean the lawful currency of the United States of America.

“Drawing” shall mean a demand for payment under any Letter of Credit in accordance with its terms.

“Environmental Laws” has the meaning set forth in the Existing Credit Agreement.

“Environmental Liability” has the meaning set forth in the Existing Credit Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” has the meaning set forth in the Existing Credit Agreement.

“Event of Default” shall have the meaning assigned to it in Section 8.1 hereof.

“Existing Credit Agreement” means that certain $3,000,000,000 Revolving Credit Agreement, dated as of October 19, 2010, by and among the Company, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as amended by Amendment No.1 thereto, dated as of October 19, 2011, without giving effect to any further amendments, waivers or consents in relation thereto, other than such amendments, waivers and consents as shall have been affirmatively granted by CIBC.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any regulations (whether final, temporary or proposed) that are issued thereunder or official government interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of quotations for such day on such transactions received by CIBC from three federal funds brokers of recognized standing selected by CIBC.

“Foreign Subsidiary” means a Subsidiary which is not formed under the laws of the United States or any territory thereof.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any federal, state or local government, authority, agency, central bank, quasi-governmental authority, court or other body or entity, and any arbitrator with authority to bind a party at law.

“Guarantee” has the meaning set forth in the Existing Credit Agreement.

“Hazardous Substance” has the meaning set forth in the Existing Credit Agreement.

“Indemnitee” has the meaning set forth in Section 9.3.

“Letter of Credit” shall mean any letter of credit issued pursuant to this Agreement, which letters of credit shall be documented in CIBC’s customary form.

“Letter of Credit Request” means a request and letter of credit application in CIBC’s customary form, duly completed and delivered by the Company to CIBC in accordance with Section 3.1 hereof.

“Material Adverse Effect” means (i) any material adverse effect upon the business, assets, financial condition or operations of the Company or the Company and its Subsidiaries, taken as a whole; (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement, or (iii) a material adverse effect on the validity or enforceability of this Agreement.

“Material Debt” means Debt of the Company and/or one or more of its Restricted Subsidiaries in a principal or face amount exceeding $40,000,000.

“Material Plan” has the meaning set forth in the Existing Credit Agreement.

“Maximum Stated Amount” means $75,000,000.

“Multiemployer Plan” has the meaning set forth in the Existing Credit Agreement.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” has the meaning set forth in Section 4.7(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean an individual, sole proprietorship, partnership, joint venture, association, trust, estate, business trust, corporation, not-for-profit corporation, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Prime Rate” means the rate of interest publicly announced by CIBC from time to time as its Prime Rate for US credits.

“Reimbursement Obligations” means at any time all obligations of the Company to reimburse CIBC pursuant to Section 4.1 for amounts paid by CIBC in respect of drawings under Letters of Credit.

“Restricted Subsidiaries” means each Subsidiary listed on Schedule 6.11 and each other Subsidiary designated by the Company as a “Restricted Subsidiary” in writing to CIBC, in either case, for so long as such Restricted Subsidiary shall be a direct Wholly Owned Subsidiary of the Company or a direct Wholly Owned Subsidiary of a Restricted Subsidiary.

“Sanctioned Entity” shall mean (i) an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a Person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” shall mean a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“Stated Amount” shall mean, as of any date and with respect to any Letter of Credit, the aggregate maximum amount that is available to be paid under such Letter of Credit.

“Subsidiary” means, with respect to any Person, another Person the majority of the outstanding equity interest of which are owned, directly or indirectly, by such Person or one or more other Subsidiaries of such Person.

“Taxes” has the meaning set forth in Section 4.7(a).

“Termination Date” means the date that is the second anniversary of the Closing Date.

“Unreimbursed Amount” means the principal amount of all Drawings in respect of which the Company shall not have satisfied its Reimbursement Obligations.

“Wholly Owned Subsidiary” has the meaning set forth in the Existing Credit Agreement.

Section 2.2                      Other Definitional Provisions.

(a)           All terms defined in this Agreement shall have the above-defined meanings when used in any certificate, report or other document made or delivered pursuant to this Agreement, unless the context therein shall otherwise require.

(b)           Defined terms used in the singular shall import the plural and vice versa.

(c)           The terms “hereof,” “herein,” “hereunder,” and similar terms when used in this Agreement shall refer to this Agreement as whole and not to any particular provisions of this Agreement.

(d)           Any reference in this Agreement to a document or an instrument shall mean such document or instrument and all exhibits thereto as amended or supplemented from time to time.  Any reference in this Agreement to any Person as a party to any document or instrument shall include its successors and assigns to such status.

Section 2.3                      Incorporation by Reference to Existing Credit Agreement.  The following rules of construction shall apply:

(a)           Terms defined in the Existing Credit Agreement and used in the provisions incorporated herein, unless otherwise defined herein or the context otherwise requires, shall have the definitions set forth in Section 1.01 of the Existing Credit Agreement, and such definitions are hereby incorporated herein by reference, mutatis mutandis, and the Existing Credit Agreement will be deemed to be and to continue to be (for purposes hereof) in effect for the benefit of CIBC whether or not the Existing Credit Agreement remains outstanding or in effect, except as expressly agreed otherwise by CIBC.  Without limitation of the foregoing, all definitions and covenants therein that are incorporated herein, shall be incorporated as of the date hereof and for purposes of this Agreement shall not be subject to any subsequent modification, supplement, amendment or waiver by the lenders under or other parties to the Existing Credit Agreement, unless CIBC agrees in writing to such modification, supplement, amendment or waiver in its capacity as a lender thereunder, or, if CIBC shall no longer be a lender thereunder, or the Existing Credit Agreement shall no longer remain outstanding, CIBC agrees in writing that any modification, supplement, amendment or waiver thereto shall apply to such provisions as incorporated herein.

(b)           In addition, the parties hereto agree that, for the purposes of Article VII, references in the Existing Credit Agreement to (i) “the Borrower” shall be references to the Company, (ii) “this Agreement” or “the Loan Document(s)” shall be references to this Agreement, (iii) “the Lenders” or the “Administrative Agent” shall be references to CIBC, (iv) references to the “Issuing Lender” shall be references to CIBC, and (v) a “Default” or “Event of Default” shall be references to a Default or Event of Default under this Agreement.

(c)           Unless the context otherwise requires, whenever any statement is qualified by “to the best knowledge of” or “known to” (or a similar phrase) any Person that is not a natural person, it is intended to indicate that the senior management of such Person has conducted a commercially reasonable inquiry and investigation prior to making such statement and no member of the senior management of such Person (including managers, in the case of limited liability companies, and general partners, in the case of partnerships) has current actual knowledge of the inaccuracy of such statement.

ARTICLE III

LETTER OF CREDIT FACILITY

Section 3.1                      Method of Issuance of Letters of Credit.  At any time on or after the Closing Date until the Availability Termination Date, the Company may request CIBC issue one or more Letters of Credit hereunder.  The Company shall give CIBC a Letter of Credit Request, requesting the issuance or extension of a Letter of Credit, prior to 1:00 P.M. New York time on the proposed date of issuance or extension of any Letter of Credit (which shall be a Business Day) (or such shorter period as may be agreed by CIBC in any particular instance), specifying the date such Letter of Credit is to be issued or extended and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby.  The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and no Letter of Credit shall contain a provision pursuant to which it is deemed to be extended or shall automatically extend.  Accordingly, CIBC shall timely give such notice of termination unless it has theretofore timely received a Letter of Credit Request and the other conditions to issuance of a Letter of Credit have theretofore been met with respect to such extension.

Section 3.2                      Conditions to Issuance of Letters of Credit.  The issuance by CIBC of each Letter of Credit shall, in addition to the conditions precedent set forth in Article V, be subject to the conditions precedent that (i) such Letter of Credit shall be satisfactory in form and substance to CIBC, (ii) the Company shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as CIBC shall have reasonably requested, (iii) the term of such Letter of Credit does not extend beyond 12 months after the date of issuance (after giving effect to any and all auto-renewal or extension provisions within such Letter of Credit), and does not extend beyond the Termination Date; and (iv) CIBC shall have confirmed on the date of (and after giving effect to) such issuance that the Aggregate Stated Amount will not exceed Maximum Stated Amount.  Notwithstanding any other provision of this Section 3.2, CIBC shall not be under any obligation to issue any Letter of Credit if: any order, judgment or decree of any governmental authority shall by its terms purport to enjoin or restrain CIBC from issuing such Letter of Credit, or any requirement of law applicable to CIBC or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over CIBC shall prohibit, or request that CIBC refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or shall impose upon CIBC with respect to such Letter of Credit any restriction, reserve or capital requirement (for which CIBC is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon CIBC any unreimbursed loss, cost or expense which was not applicable on the date hereof and which CIBC in good faith deems material to it.

Section 3.3                      Drawings under Letters of Credit.  Upon receipt from the beneficiary of any Letter of Credit of any notice of a Drawing under any Letter of Credit, CIBC shall determine in accordance with the terms of such Letter of Credit whether such Drawing should be honored.  If CIBC determines that any such Drawing shall be honored, CIBC shall make available to such beneficiary in accordance with the terms of such Letter of Credit the amount of the Drawing and shall notify the Company of the amount to be paid as a result of such Drawing and the payment date.

Section 3.4                      ISP98.  The rules of the “International Standby Practices 1998” as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall apply to such Letter of Credit unless otherwise expressly provided in such Letter of Credit.

Section 3.5                      Proof of Credit Obligations.  This Agreement, the executed Letter of Credit Requests, executed Letters of Credit issued pursuant to such Letter of Credit Requests, and executed Drawings presented under such Letters of Credit shall be presumptive evidence of the Company’s Credit Obligations.

ARTICLE IV

REIMBURSEMENT AND PAYMENT OBLIGATIONS

Section 4.1                      Reimbursement Obligations.  The Company shall be irrevocably and unconditionally obligated forthwith to reimburse CIBC for any amounts paid by CIBC upon any Drawing under any Letter of Credit, together with any and all reasonable charges and expenses which CIBC may pay or incur relative to such Drawing and interest on the amount drawn at the Applicable Rate for each day from and including the date such amount is drawn to but excluding the date such reimbursement payment is due and payable.  Such reimbursement payment shall be due and payable (i) at or before 12:00 Noon New York time on the date CIBC notifies the Company of such Drawing, if such notice is given at or before 10:00 A.M. New York time on such date, or (ii) at or before 10:00 A.M. New York time on the next succeeding Business Day, if such notice is given after 10:00 A.M. New York time on such date; provided, that no payment otherwise required by this sentence to be made by the Company at or before 12:00 Noon New York time on any day shall be overdue hereunder if arrangements for such payment satisfactory to CIBC, in its reasonable discretion, shall have been made by the Company at or before 12:00 Noon. New York time on such day and such payment is actually made at or before 3:00 P.M. New York time on such day.  In addition, the Company agrees to pay to CIBC interest, which shall accrue and be payable daily, on any and all amounts not paid by the Company to CIBC when due under this Section 4.1, for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, whether before or after judgment, at the Applicable Rate.  Each payment to be made by the Company pursuant to this Section 4.1 shall be made to CIBC in immediately available funds at its address referred to in Section 9.1.

Section 4.2                      Obligations in Respect of Letters of Credit Unconditional.  The obligations of the Company under Section 4.1 above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

(a)           any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(b)           any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

(c)           the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(d)           the existence of any claim, set-off, defense or other rights that the Company may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), CIBC or any other Person, whether in connection with this Agreement or any Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(e)           any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(f)           payment under a Letter of Credit against presentation to an Issuing Lender of a draft or certificate that does not comply with the terms of such Letter of Credit; provided, that CIBC’s determination that documents presented under such Letter of Credit comply with the terms thereof shall not have constituted gross negligence or willful misconduct of CIBC; or

(g)           any other act or omission to act or delay of any kind by CIBC or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (g), constitute a legal or equitable discharge of the Company’s obligations hereunder.

Nothing in this Section 4.2 is intended to limit the right of the Company to make a claim against CIBC for damages as contemplated by the proviso to the first sentence of Section 4.3.

Section 4.3                      Indemnification in Respect of Letters of Credit.  The Company hereby indemnifies and holds harmless CIBC from and against any and all claims, damages, losses, liabilities, costs or expenses which CIBC may incur by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including, without limitation, any of the circumstances enumerated in Section 4.2, as well as (i) any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, (ii) any error in interpretation of technical terms, (iii) any loss or delay in the transmission of any document required in order to make a Drawing under a Letter of Credit, (iv) any consequences arising from causes beyond the control of such indemnitee, including without limitation, any government acts, or (v) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided, that the Company shall not be required to indemnify CIBC for any claims, damages, losses, liabilities, costs or expenses, and the Company shall have a claim against CIBC for direct (but not consequential) damages suffered by it, to the extent found by a court of competent jurisdiction in a final, non-appealable judgment or order to have been caused by (a) the willful misconduct or gross negligence of CIBC in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (b) CIBC’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.  Nothing in this Section 4.3 is intended to limit the obligations of the Company under any other provision of this Agreement.

Section 4.4                      Interest Calculations.  Interest shall accrue on the outstanding Unreimbursed Amount, for each day from the date of the related Drawing until it is paid in full, at a rate per annum equal to the Applicable Rate.  CIBC shall determine the Applicable Rate hereunder, and shall give prompt notice to the Company of each change in the Applicable Rate as so determined, and its determination thereof shall be conclusive in the absence of manifest error.  Interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed.

Section 4.5                      Fees.  The Company shall pay to CIBC a fee, quarterly in arrears on the last day of each March, June, September and December falling after the Closing Date (or, if any such day is not a Business Day, the next succeeding Business Day), and on the Termination Date, at a rate equal to 1.25% per annum on the average Aggregate Stated Amount of all Letters of Credit outstanding on each day during such quarter, and for the number of days in such period.  For the avoidance of doubt, the first quarterly payment shall be due on September 30, 2012, in respect of the period beginning on the Closing Date and ending on such date, and the payment due on the Termination Date shall be in respect of the period from the preceding quarter-end through the Termination Date.  In addition, the Company shall pay to CIBC, upon each issuance of, payment under, and/or amendment of, a Letter of Credit, such amount as shall at the time of such issuance, payment or amendment be the administrative charges and expenses which CIBC is customarily charging for issuances of, payments under, or amendments to letters of credit issued by it.

Section 4.6                      General Provisions as to Payments.

(a)           Payments by the Company.  The Company shall make each payment of principal of and interest on the Credit Obligations hereunder on the date when due, without set-off, counterclaim or other deduction, in immediately available funds in New York, New York, to CIBC at its address referred to in Section 9.1.  Whenever any payment shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)           Increased Costs.  If after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by CIBC with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against Letters of Credit issued by, assets of, deposits with or for the account of or credit extended by, CIBC or shall impose on CIBC or on the United States market for certificates of deposit, or on obligations hereunder in respect of Letters of Credit, and the result of any of the foregoing is to increase the cost to CIBC of issuing any Letter of Credit, or to reduce the amount of any sum received or receivable by CIBC under this Agreement with respect thereto, then, within fifteen (15) days after demand by CIBC, the Company shall pay to CIBC such additional amount or amounts, as determined by CIBC in good faith, as will compensate CIBC for such increased cost or reduction, solely to the extent that any such additional amounts were incurred by CIBC within ninety (90) days of such demand.

(c)           Capital Adequacy.  If CIBC shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of CIBC (or any Person controlling CIBC) as a consequence of CIBC’s obligations hereunder to a level below that which CIBC (or any Person controlling CIBC) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy), then from time to time, within fifteen (15) days after demand by CIBC, the Company shall pay to CIBC such additional amount or amounts as will compensate CIBC (or any Person controlling CIBC) for such reduction, solely to the extent that any such additional amounts were incurred by the Lender within ninety (90) days of such demand.

(d)           Notices.  CIBC will promptly notify the Company of any event of which it has knowledge, occurring after the date hereof, that will entitle CIBC to compensation pursuant to this Section, and will use reasonable efforts to avoid the need for or to reduce the amount of such compensation as are not, in the judgment of CIBC, otherwise disadvantageous to CIBC.  A certificate of CIBC claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, CIBC may use any reasonable averaging and attribution methods.

Section 4.7                      Taxes.

(a)           Payments Net of Certain Taxes.  Any and all payments by the Company to or for the account of CIBC hereunder shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges and withholdings and all liabilities with respect thereto, excluding: (i) taxes imposed on or measured by the net income (including branch profits or similar taxes) of, and gross receipts, franchise or similar taxes imposed on, CIBC by the jurisdiction (or subdivision thereof) under the laws of which CIBC is organized or in which its principal executive office is located or, in which its Applicable Lending Office is located, (ii) any United States withholding tax imposed on such payments, but only to the extent that CIBC is subject to United States withholding tax at the time CIBC first becomes a party to this Agreement or changes its Applicable Lending Office, (iii) any backup withholding tax imposed by the United States (or any state or locality thereof) on CIBC if it is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, and (iv) any taxes imposed by FATCA (all such nonexcluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to CIBC, (i) the sum payable shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section 4.7(a)) CIBC receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Company shall furnish to CIBC the original or a certified copy of a receipt evidencing payment thereof.

(b)           Other Taxes.  In addition, the Company agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement (collectively, “Other Taxes”).

(c)           Indemnification.  The Company agrees to indemnify CIBC for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.7(c)), whether or not correctly or legally asserted, paid by CIBC and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto as certified in good faith to the Company by CIBC seeking indemnification pursuant to this Section 4.7(c).  This indemnification shall be paid within 15 days after CIBC makes demand therefor.

(d)           Refunds or Credits.  If CIBC determines in its sole discretion it has received a refund from a taxation authority for any Taxes or Other Taxes for which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 4.7, it shall within fifteen (15) days from the date of such receipt pay over the amount of such refund to the Company (but only to the extent of indemnity payments made or additional amounts paid by the Company under this Section 4.7 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of CIBC and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided, however, that the Company agrees to repay, upon the request of CIBC, the amount paid over to the Company (plus penalties, interest or other charges) to CIBC in the event CIBC or Agent is required to repay such refund to such taxation authority.

(e)           Tax Forms and Certificates.  On the date hereof, and from time to time thereafter if reasonably requested by the Company or CIBC, and at any time it changes its Applicable Lending Office: (i) if CIBC is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, it shall deliver to the Company two (2) properly completed and duly executed copies of Internal Revenue Service Form W-9, or any successor form prescribed by the Internal Revenue Service, or such other documentation or information prescribed by applicable law or reasonably requested by the Company, certifying that CIBC is a United States person and is entitled to an exemption from United States backup withholding tax or information reporting requirements; and (ii) if CIBC is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, it shall deliver to the Company: (A) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, certifying that CIBC is entitled to the benefits under an income tax treaty to which the United States is a party which exempts CIBC from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of CIBC; (B) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8 ECI, or any successor form prescribed by the Internal Revenue Service, certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States; or (C) two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate to the effect that (x) CIBC is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (2) a “10-percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or (3) a “controlled foreign corporation” that is described in Section 881(c)(3)(C) of the Internal Revenue Code and is related to the Company within the meaning of Section 864(d)(4) of the Internal Revenue Code and (y) the interest payments in question are not effectively connected with a U.S. trade or business conducted by CIBC or are effectively connected but are not includible in CIBC’s gross income for United States federal income tax purposes under an income tax treaty to which the United States is a party; or (D) to the extent CIBC is not the beneficial owner, two (2) properly completed and duly executed copies of Internal Revenue Service Form W-8 IMY, or any successor form prescribed by the Internal Revenue Service, accompanied by an Internal Revenue Service Form W-8 ECI, W-8 BEN, W-9, and/or other certification documents from each beneficial owner, as applicable.  If a payment made to CIBC hereunder would be subject to U.S. Federal withholding tax imposed by FATCA if CIBC fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), CIBC shall deliver to the Company (A) a certification that CIBC has complied with such applicable reporting requirements, and (B) other documentation required to be provided to a withholding agent by FATCA or otherwise reasonably requested by the Company sufficient for the Company to comply with their obligations under FATCA and to determine that CIBC has complied with such applicable reporting requirements.  In addition, CIBC agrees that from time to time after the date hereof, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will upon the written request of the Company, deliver to the Company two new accurate and complete signed originals of Internal Revenue Service Form W-9, W-8 BEN, W-8 ECI or W-8 IMY or FATCA-related documentation described above, or successor forms, as the case may be, and, to the extent legally entitled to do so, such other forms as may be required in order to confirm or establish the entitlement of CIBC to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, or it shall immediately notify the Company of its inability to deliver any such Form or certificate.

(f)           Exclusions. The Company shall not be required to indemnify CIBC, or to pay any additional amount to CIBC, pursuant to Section 4.7(a), (b) or (c) in respect of Taxes or Other Taxes to the extent that the obligation to indemnify or pay such additional amounts would not have arisen but for the failure of CIBC to comply with the provisions of subsection (e) above.

(g)           Mitigation. If the Company is required to pay additional amounts to or for the account of CIBC pursuant to this Section 4.7, then CIBC will use reasonable efforts (which shall include efforts to rebook the Credit Obligations held by CIBC to a new Applicable Lending Office, or through another branch or affiliate of CIBC) to change the jurisdiction of its Applicable Lending Office if, in the good faith judgment of CIBC, such efforts (i) will eliminate or, if it is not possible to eliminate, reduce to the greatest extent possible any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous, in the sole determination of CIBC, to CIBC.  If CIBC is claiming any indemnity payment or additional amounts payable pursuant to this Section, it shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Company or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of CIBC, be otherwise disadvantageous to CIBC.

(h)           Confidentiality. Nothing contained in this Section shall require CIBC to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

ARTICLE V

CONDITIONS

Section 5.1                      Conditions to Closing.  The initial availability of the facility contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a)           This Agreement.  On or prior to August 1, 2012, CIBC shall have received a counterpart hereof signed by the Company.

(b)           Officers’ Certificates.  CIBC shall have received a certificate signed on behalf of the Company by the Chairman of the Board, the President, any Vice President, the Treasurer or the Assistant Treasurer of the Company stating that (A) on the Closing Date and after giving effect to the Letters of Credit being made or issued on the Closing Date, no Default shall have occurred and be continuing and (B) the representations and warranties of the Company contained herein are true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

(c)           Proceedings. On the Closing Date, CIBC shall have received (i) a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, as to the good standing of the Company and (ii) a certificate of the Secretary or an Assistant Secretary of the Company dated the Closing Date and certifying (A) that attached thereto is a true, correct and complete copy of (x) the Company’s certificate of formation certified by the Secretary of State of the State of Delaware and (y) the limited liability company agreement of the Company, (B) as to the absence of dissolution or liquidation proceedings by or against the Company, (C) that attached thereto is a true, correct and complete copy of resolutions adopted by the managers of the Company authorizing the execution, delivery and performance of this Agreement and each other document delivered in connection herewith or therewith and that such resolutions have not been amended and are in full force and effect on the date of such certificate and (D) as to the incumbency and specimen signatures of each officer of the Company executing this Agreement or any other document delivered in connection herewith or therewith.

(d)           Opinions of Counsel. On the Closing Date, CIBC shall have received from counsel to the Company, opinions addressed to CIBC, dated the Closing Date, as to such customary matters as CIBC shall reasonably require.

(e)           Consents. All necessary governmental (domestic or foreign), regulatory and third party approvals, if any, in connection with the transactions contemplated by this Agreement and shall have been obtained and remain in full force and effect, in each case without any action being taken by any competent authority which could restrain or prevent such transaction or impose, in the reasonable judgment of CIBC, materially adverse conditions upon the consummation of such transactions.

(f)           Payment of Fees.  All costs, fees and expenses due to CIBC on or before the Closing Date shall have been paid.

(g)           Counsel Fees.  CIBC shall have received full payment from the Company of the fees and expenses of Mayer Brown LLP which are billed through the Closing Date.

Section 5.2                      Conditions to Issuance.  The obligation of CIBC to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           receipt by CIBC of a Letter of Credit Request as required hereunder;

(b)           after giving effect to the proposed issuance of such Letter of Credit, the Aggregate Stated Amount will not exceed the Maximum Stated Amount;

(c)           the fact that, immediately before and after giving effect to such issuance, renewal or extension, no Default shall have occurred and be continuing; and

(d)           the fact that the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the date of such issuance, renewal or extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date and except for the representations in Section 6.4(c), Section 6.6, Section 6.15 and Section 6.16, which shall be deemed only to relate to the matters referred to therein on and as of the Closing Date.

Each issuance, renewal or extension of a Letter of Credit under this Agreement shall be deemed to be a representation and warranty by the Company on the date of such event as to the facts specified in clauses (b) and (c) of this Section.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants that:

Section 6.1                      Status.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the limited liability company authority to make and perform this Agreement.

Section 6.2                      Authority; No Conflict.  The execution, delivery and performance by the Company of this Agreement and each other Letter of Credit Request have been duly authorized by all necessary limited liability company action and do not violate (i) any provision of law or regulation, or any decree, order, writ or judgment, (ii) any provision of its limited liability company agreement, or (iii) result in the breach of or constitute a default under any indenture or other agreement or instrument to which the Company is a party.

Section 6.3                      Legality; Etc.  This Agreement and each Letter of Credit Request constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms except to the extent limited by (a) bankruptcy, insolvency, fraudulent conveyance or reorganization laws or by other similar laws relating to or affecting the enforceability of creditors’ rights generally and by general equitable principles which may limit the right to obtain equitable remedies regardless of whether enforcement is considered in a proceeding of law or equity or (b) any applicable public policy on enforceability of provisions relating to contribution and indemnification.

Section 6.4                      Financial Condition.

(a)           Audited Financial Statements. The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2011 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Ernst & Young, LLP, copies of which have been delivered to CIBC, fairly present, in conformity with GAAP, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)           Interim Financial Statements. The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of March 31, 2012 and the related unaudited consolidated statements of income and cash flows for the three months then ended fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end audit adjustments).

(c)           Material Adverse Change. Since December 31, 2011, there has been no change in the business, assets, financial condition or operations of the Company and its Consolidated Subsidiaries, considered as a whole, that would materially and adversely affect the Company’s ability to perform any of its obligations under this Agreement.

Section 6.5                      Rights to Properties.  The Company and its Restricted Subsidiaries have good and valid fee, leasehold, easement or other right, title or interest in or to all the properties necessary to the conduct of their business as conducted on the Closing Date and as then proposed to be conducted, except to the extent the failure to have such rights or interests would not have a Material Adverse Effect.

Section 6.6                      Litigation.  Except as disclosed in or contemplated by the Company’s Form 10-K Report to the SEC for the year ended December 31, 2011 or in any subsequent Form 10-K, 10-Q or 8-K Report, no litigation, arbitration or administrative proceeding against the Company is pending or, to the Company’s knowledge, threatened, which would reasonably be expected to materially and adversely affect the ability of the Company to perform any of its obligations under this Agreement.  There is no litigation, arbitration or administrative proceeding pending or, to the knowledge of the Company, threatened which questions the validity of this Agreement.

Section 6.7                      No Violation.  No part of the proceeds of the borrowings by hereunder will be used, directly or indirectly by the Company for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for any other purpose which violates, or which conflicts with, the provisions of Regulations U or X of said Board of Governors.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such “margin stock”.

Section 6.8                      ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Material Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Material Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Material Plan, (ii) failed to make any contribution or payment to any Material Plan, or made any amendment to any Material Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 6.9                      Governmental Approvals.  No authorization, consent or approval from any Governmental Authority is required for the execution, delivery and performance by the Company of this Agreement, except such authorizations, consents and approvals as shall have been obtained prior to the Closing Date and shall be in full force and effect.

Section 6.10                      Investment Company Act.  The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.11                      Restricted Subsidiaries, Etc.  Set forth in Schedule 6.11 hereto is a complete and correct list as of the Closing Date of the Restricted Subsidiaries of the Company, together with, for each such Subsidiary, the jurisdiction of organization of such Subsidiary. Except as disclosed in Schedule 6.11 hereto, as of the Closing Date, each such Subsidiary (i) was a Wholly Owned Subsidiary of the Company and (ii) was duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and had all corporate or other organizational powers to carry on its businesses as then conducted.

Section 6.12                      Tax Returns and Payments.  The Company and each of its Restricted Subsidiaries has filed or caused to be filed all federal, state, local and foreign income tax returns required to have been filed by it and has paid or caused to be paid all income taxes shown to be due on such returns except income taxes that are being contested in good faith by appropriate proceedings and for which the Company or its Restricted Subsidiaries, as the case may be, shall have set aside on its books appropriate reserves with respect thereto in accordance with GAAP or that would not reasonably be expected to have a Material Adverse Effect.

Section 6.13                      Compliance with Laws.  To the knowledge of the Company or any of its Restricted Subsidiaries, the Company and each of its Restricted Subsidiaries is in compliance with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, compliance with all applicable ERISA and Environmental Laws and the requirements of any permits issued under such Environmental Laws), except to the extent (a) such compliance is being contested in good faith by appropriate proceedings or (b) non-compliance would not reasonably be expected to materially and adversely affect its ability to perform any of its obligations under this Agreement.

Section 6.14                      No Default.  No Default has occurred and is continuing.

Section 6.15                      Environmental Matters.

(a)           Except (i) as disclosed in or contemplated by the Company’s Form 10-K Report to the SEC for the year ended December 31, 2011 or in any subsequent Form 10-K, 10-Q or 8-K Report, or (ii) to the extent that the liabilities of the Company and its Subsidiaries, taken as a whole, that relate to or could reasonably be expected to result from the matters referred to in clauses (i) through (iii) of this Section 6.15(a), inclusive, would not reasonably be expected to result in a Material Adverse Effect:

(i)
no notice, notification, citation, summons, complaint or order has been received by the Company or any of its Subsidiaries, no penalty has been assessed nor is any investigation or review pending or, to the Company’s or any of its Subsidiaries’ knowledge, threatened by any governmental or other entity with respect to any (A) alleged violation by or liability of the Company or any of its Subsidiaries of or under any Environmental Law, (B) alleged failure by the Company or any of its Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (C) generation, storage, treatment, disposal, transportation or release of Hazardous Substances;

(ii)
to the Company’s or any of its Subsidiaries’ knowledge, no Hazardous Substance has been released (and no written notification of such release has been filed) (whether or not in a reportable or threshold planning quantity) at, on or under any property now or previously owned, leased or operated by the Company or any of its Subsidiaries; and

(iii)
no property now or previously owned, leased or operated by the Company or any of its Subsidiaries or, to the Company’s or any of its Subsidiaries’ knowledge, any property to which the Company or any of its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to the Company’s or any of its Subsidiaries’ knowledge, proposed for listing, on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.

(b)           Except as disclosed in or contemplated by the Company’s Form 10-K Report to the SEC for the year ended December 31, 2011 or in any subsequent Form 10-K, 10-Q or 8-K Report, to the Company’s or any of its Subsidiaries’ knowledge, there are no Environmental Liabilities that have resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           For purposes of this Section 6.15, the terms “the Company” and “Subsidiary” shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of the Company or any of its Subsidiaries from the time such business or business entity became a Subsidiary of PPL Corporation, a Pennsylvania corporation.

Section 6.16                      Guarantees.  As of the Closing Date, except as set forth in Schedule 6.16 hereto, the Company has no Guarantees of any Debt of any Foreign Subsidiary of the Company other than such Debt not in excess of $25,000,000 in the aggregate.

Section 6.17                      OFAC.  None of the Company, any Subsidiary of the Company or any Affiliate of the Company: (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.

ARTICLE VII

COVENANTS

The Company agrees with CIBC that, until all Letters of Credit issued under this Agreement shall have terminated, and all Credit Obligations shall have been indefeasibly paid in full, the Company will perform or cause to be performed each covenant of the “Borrower” contained in Article VI of the Existing Credit Agreement, with each definition and related term, as in effect on the Closing Date (and thereafter as in effect) being incorporated in this Agreement by this reference as though specifically set forth herein, subject in all cases to the terms of Section 2.3; provided that if CIBC shall cease to be a Lender under the Existing Credit Agreement, the Company agrees to amend this Agreement by inserting substantially all of the affirmative and negative covenants of the Company under the Existing Credit Agreement into this Agreement directly.

ARTICLE VIII

DEFAULTS

Section 8.1                      Events of Default.  If one or more of the following events (each an “Event of Default”) shall have occurred and be continuing:

(a)           the Company shall fail to pay when due any principal on any Credit Obligations; or

(b)           the Company shall fail to pay when due any interest on the Credit Obligations, any fee or any other amount payable hereunder for five (5) days following the date such payment becomes due hereunder; or

(c)           the Company shall fail to observe or perform any covenant or agreement (A) contained in clause (ii) of Section 6.05, or Sections 6.06, 6.08, 6.09, 6.11 or 6.12 of the Existing Agreement (as incorporated into this Agreement pursuant to Article VII), or (B) contained in Section 6.01(d)(i) of the Existing Agreement  (as incorporated into this Agreement pursuant to Article VII) for 30 days after any such failure, or (C) contained in Section 6.01(d)(ii) of the Existing Agreement (as incorporated into this Agreement pursuant to Article VII) for ten (10) days after any such failure; or

(d)           the Company shall fail to observe or perform any covenant or agreement contained in this Agreement, including covenants and agreements incorporated herein pursuant to Article VII (other than those covered by clauses (a), (b) or (c) above) for thirty (30) days after written notice thereof has been given to the Company by CIBC; or

(e)           any representation, warranty or certification made by the Company in this Agreement or in any certificate, financial statement or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; or

(f)           the Company or any Restricted Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Debt beyond any grace period provided with respect thereto, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Debt beyond any grace period provided with respect thereto if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Debt or a trustee on its or their behalf to cause, such Debt to become due prior to its stated maturity; or

(g)           the Company or any Restricted Subsidiary of the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay, or shall admit in writing its inability to pay, its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h)           an involuntary case or other proceeding shall be commenced against the Company or any Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Restricted Subsidiary under the Bankruptcy Code; or

(i)           any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000; or

(j)           the Company or any of its Restricted Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $20,000,000, entered against the Company or any such Restricted Subsidiary that is not stayed on appeal or otherwise being appropriately contested in good faith; or

(k)           a Change of Control shall have occurred;

then, and in every such event, while such event is continuing, CIBC may (A) by notice to the Company declare the Availability Termination Date to have occurred, and (B) by notice to the Company declare the Credit Obligations (together with accrued interest and accrued and unpaid fees thereon and all other amounts due hereunder) to be, and the Credit Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kin), all of which are hereby waived by the Company and require the Company to, and the Company shall, Cash Collateralize (in an amount not less than 100% thereof) all Credit Obligations then outstanding; provided, that, in the case of any Default or any Event of Default specified in clause 8.1(g) or 8.1(h) above with respect to the Company, without any notice to the Company or any other act by CIBC, the Availability Termination Date shall thereupon occur and the Credit Obligations (together with accrued interest and accrued and unpaid fees thereon and all other amounts due hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, and the Company shall Cash Collateralize (in an amount not less than 100% thereof) all Credit Obligations then outstanding.

ARTICLE IX

MISCELLANEOUS

Section 9.1                      Notices.  Except as otherwise expressly provided herein, all notices and other communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages) or by telephone subsequently confirmed in writing; provided that the foregoing shall not apply to notices to CIBC pursuant to Article III if CIBC has notified the Company that it is incapable of receiving notices under such Article in electronic format.  Any notice shall have been duly given and shall be effective if delivered by hand delivery or sent via electronic mail, telecopy, recognized overnight courier service or certified or registered mail, return receipt requested, or posting on an internet web page, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, or telecopy, (ii) on the Business Day following the day on which the same has been delivered prepaid (or on an invoice basis) to a reputable national overnight air courier service or (iii) on the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth below, and, in the case of the Lenders, set forth on signature pages hereto, or at such other address as such party may specify by written notice to the other parties hereto:

if to the Company:

PPL Energy Supply, LLC
Two North Ninth Street (GENTW14)
Allentown, Pennsylvania 18101-1179
Attention: Russell R. Clelland
Telephone: 610-774-5151
Facsimile: 610-774-5235

with a copy to:

PPL Energy Supply, LLC
Two North Ninth Street (GENTW4)
Allentown, Pennsylvania 18101-1179
Attention: Frederick C. Paine, Esq.
Telephone: 610-774-7445
Facsimile: 610-774-6726

if to CIBC:

For Letter of Credit Requests:

Canadian Imperial Bank of Commerce, New York Agency
425 Lexington Avenue, 5th Avenue
New York, New York,  10017Attn: Blair Kissack/Fred Page/Ryan Moonilal
Telephone: (416) 780-5543 and (416) 542-4344
Facsimile: (905) 948-1934

For all other notices:

Canadian Imperial Bank of Commerce, New York Agency
425 Lexington Avenue
New York, New York,  10017
Attn: General Counsel
Telephone: (212) 667-8316
Facsimile: (212) 667-8366

Section 9.2                      No Waivers; Non-Exclusive Remedies.  No failure by CIBC to exercise, no course of dealing with respect to, and no delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.3                      Expenses; Indemnification.

(a)           Expenses.  The Company shall pay (i) all out-of-pocket expenses of CIBC, including legal fees and disbursements of Mayer Brown LLP and any other local counsel retained by CIBC, in its reasonable discretion, in connection with the preparation, execution, delivery and administration of this Agreement, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default thereunder and (ii) all reasonable out-of-pocket expenses incurred by CIBC, including (without duplication) the fees and disbursements of outside counsel, in connection with any restructuring, workout, collection, bankruptcy, insolvency and other enforcement proceedings in connection with the enforcement and protection of its rights; provided, that the Company shall not be liable for any legal fees or disbursements of any counsel for CIBC other than Mayer Brown LLP associated with the preparation, execution and delivery of this Agreement and the closing documents contemplated hereby.

(b)           Indemnity in Respect of Agreement. The Company agrees to indemnify CIBC, its Affiliates and the respective directors, officers, trustees, agents, employees, trustees and advisors of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever (including, without limitation, the reasonable fees and disbursements of counsel and any civil penalties or fines assessed by OFAC), which may at any time (including, without limitation, at any time following the payment of the obligations of the Company hereunder) be imposed on, incurred by or asserted against such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened (by any third party, by the Company or any Subsidiary of the Company) in any way relating to or arising out of this Agreement or any documents contemplated hereby or referred to herein or any actual or proposed use of proceeds of Loans hereunder; provided, that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or order.

(c)           Indemnity in Respect of Environmental Liabilities. The Company agrees to indemnify each Indemnitee and hold each Indemnitee harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses or disbursements of any kind whatsoever (including, without limitation, reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and reasonable fees and disbursements of counsel) which may at any time (including, without limitation, at any time following the payment of the obligations of the Company hereunder) be imposed on, incurred by or asserted against such Indemnitee in respect of or in connection with any actual or alleged presence or release of Hazardous Substances on or from any property now or previously owned or operated by the Company or any of its Subsidiaries or any predecessor of the Company or any of its Subsidiaries, or any and all Environmental Liabilities. Without limiting the generality of the foregoing, the Company hereby waives all rights of contribution or any other rights of recovery with respect to liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses and disbursements in respect of or in connection with Environmental Liabilities that it might have by statute or otherwise against any Indemnitee.

(d)           Waiver of Damages. To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby.

Section 9.4                      Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and CIBC.

Section 9.5                      Successors and Assigns.

(a)           Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of CIBC, except to the extent any such assignment results from the consummation of a merger or consolidation permitted pursuant to this Agreement.

(b)           Assignments to Federal Reserve Banks. CIBC may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank.  No such assignment shall release CIBC from its obligations hereunder.

Section 9.6                      Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.  The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.7                      Counterparts; Integration; Effectiveness.  This Agreement shall become effective on the Closing Date.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  On and after the Closing Date, this Agreement and all the documents referred to herein shall constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

Section 9.8                      Generally Accepted Accounting Principles.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the audited consolidated financial statements of the Company and its Consolidated Subsidiaries most recently delivered to the Lenders; provided, that, if the Company notifies CIBC that the Company wishes to amend any covenant herein to eliminate the effect of any change in GAAP on the operation of such covenant (or if CIBC notifies the Company that its wishes to amend this Agreenent for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and CIBC.

Section 9.9                      WAIVER OF JURY TRIAL.  THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10                      Confidentiality.  CIBC agrees to hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices; provided, that nothing herein shall prevent CIBC from disclosing such information (i) to any Person if reasonably incidental to the administration of the Credit Obligations, (ii) upon the order of any court or administrative agency, (iii) to the extent requested by, or required to be disclosed to, any rating agency or regulatory agency or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iv) which had been publicly disclosed other than as a result of a disclosure by CIBC prohibited by this Agreement, (v) in connection with any litigation to which CIBC or any of its Subsidiaries or Affiliates may be party, (vi) to the extent necessary in connection with the exercise of any remedy hereunder, (vii) to CIBC’s Affiliates and their respective directors, officers, employees and agents including legal counsel and independent auditors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (viii) with the consent of the Company, (ix) to Gold Sheets and other similar bank trade publications, such information to consist solely of deal terms and other information customarily found in such publications and (x) subject to provisions substantially similar to those contained in this Section, to any securitization, swap or derivative transaction relating to the Credit Obligations hereunder.  Notwithstanding the foregoing, CIBC or Mayer Brown LLP may circulate promotional materials and place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web, in each case, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or other release limited to describing the names of the Company or its Affiliates, or any of them, and the amount, type and closing date of such transactions, all at their sole expense

Section 9.11                      USA PATRIOT Act Notice.  CIBC hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow CIBC to identify the Company in accordance with the Patriot Act.

Section 9.12                      No Fiduciary Duty.  CIBC and its Affiliates (collectively, solely for purposes of this paragraph, the “CIBC Parties”), may have economic interests that conflict with those of the Company, its Affiliates and/or their respective stockholders (collectively, solely for purposes of this paragraph, the “Company Parties”).  The Company agrees that nothing in this Agreement or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty (other than any implied duty of good faith) between any CIBC Party, on the one hand, and any Company Party, on the other.  The CIBC Parties acknowledge and agree that (a) the transactions contemplated by this Agreement (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the CIBC Parties, on the one hand, and the Company, on the other and (b) in connection therewith and with the process leading thereto, (i) no CIBC Party has assumed an advisory or fiduciary responsibility in favor of any Company Party with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any CIBC Party has advised, is currently advising or will advise any Company Party on other matters) or any other obligation to any Company Party except the obligations expressly set forth in this Agreement and (ii) each CIBC Party is acting solely as principal and not as the agent or fiduciary of any Company Party. The Company acknowledges and agrees that the Company has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Company agrees that it will not claim that any CIBC Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Company Party, in connection with such transaction or the process leading thereto.

EXECUTED as of the day first written above.

PPL ENERGY SUPPLY, LLC

By:____________________________________
Name:
Title:

CANADIAN IMPERIAL BANK OF
COMMERCE, NEW YORK AGENCY

By:____________________________________
Name:
Title:

Schedule 6.111

Restricted Subsidiaries

Restricted Subsidiary	Jurisdiction of Organization

PPL Generation, LLC	Delaware
PPL Montana Holdings, LLC	Delaware
PPL Montana, LLC	Delaware
PPL Martins Creek, LLC	Delaware
PPL Brunner Island, LLC	Delaware
PPL Montour, LLC	Delaware
PPL Susquehanna, LLC	Delaware
PPL Holtwood, LLC	Delaware
PPL EnergyPlus, LLC	Pennsylvania
PPL Investment Corporation	Delaware

_____________________________
1 As of July 27, 2012